Exhibit 10.4
SUPPLEMENTAL SPLIT-DOLLAR AGREEMENT
This SUPPLEMENTAL SPLIT-DOLLAR AGREEMENT (this “Agreement”) is made and entered into effective as of the 7th day of July, 2021, by and between Red River Bank, a Louisiana banking corporation located in Alexandria, Louisiana (the “Bank”) and Isabel V. Carriere, an individual (“Insured”).
R E C I T A L S:
A.Insured is currently an executive of the Bank and provides valuable service to the Bank.
B.Insured and the Bank are parties to the Split-Dollar Agreement dated October 1, 2004, which continues in effect for purposes of providing certain death benefits to the Insured’s beneficiaries in the event of the Insured’s death.
C.As an additional inducement to Insured to utilize her best efforts on behalf of the Bank, the Bank desires to provide Insured with additional death benefits under a life insurance policy purchased by the Bank on the life of Insured.
NOW, THEREFORE, the parties hereto, for and in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do hereby agree as follows:
1.Identification of Policy. This Agreement pertains to the life insurance policy or policies (the “Policy”) listed on Exhibit C, attached and made a part hereto.
2.Ownership of Policy. The Bank shall own all of the right, title and interest in the Policy and shall control all rights of ownership with respect thereto. The Bank, in its sole discretion, may exercise its right to borrow against or withdraw the cash value of the Policy. In the event coverage under the Policy is increased, such increased coverage shall be subject to all of the rights, duties and obligations set forth in this Agreement. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after payment of the Death Benefit as provided for in Section 6.
3.Designation of Beneficiary. Insured may designate one or more beneficiaries (on the Beneficiary Designation Form attached hereto as Exhibit B) to receive a portion of the death proceeds of the Policy payable pursuant hereto upon the death of the Insured subject to any right, title or interest the Bank may have in such proceeds as provided herein. In the event Insured fails to designate a beneficiary, any benefits payable pursuant hereto shall be paid to the estate of Insured.
4.Maintenance of Policy. It is the Bank’s intention to maintain a life insurance policy for the benefit of the Insured. Accordingly, the Bank shall be responsible for making any required premium payments and to take all other actions within the Bank’s reasonable control in order to keep the Policy in full force and effect; provided, however, that the Bank may replace the Policy with a comparable policy or policies so long as Insured’s beneficiaries will be entitled to receive an amount of death proceeds under Section 6 substantially equal to those that the beneficiaries would be entitled to if the original Policy were to remain in effect. If any such replacement is made, all references herein to the “Policy” shall thereafter be references to such replacement policy or policies. If the Policy contains any premium waiver provision, any such waived premiums shall be considered for the purposes of this Agreement as having been paid by the Bank. The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement, including, but not limited to, payment of Policy premiums.
a.Notwithstanding anything in this Agreement to the contrary, in the event that for any reason:
i.the Insurer identified in Exhibit C, or any successor Insurer or substitute or replacement Insurer, denies a claim under the Policy;
ii.the Insurer or any successor Insurer or substitute or replacement Insurer fails to pay a claim under the Policy, including but not limited to the bankruptcy, insolvency or other similar proceeding being instituted by or against the Insurer or any successor Insurer or substitute or replacement Insurer; or
iii.no death benefits have been paid under the Policy to Bank (or to the extent of any endorsement agreed to by Bank to the Insured, the Insured’s estate or the Beneficiaries), then no amounts shall be due hereunder by Bank to Insured, Insured’s estate or beneficiaries.
Insured and beneficiaries hereby and will in the future, hold Bank                             harmless from any payment obligation hereunder to the extent an event                 described in subsections (i), (ii) or (iii) occurs or a claim under the Policy                 has not been paid for any reason by the Insurer or death benefits have not                 been paid under the Policy to Bank (or to the extent of any endorsement                 agreed to by Bank to the Insured, the Insured’s estate or the beneficiaries)                 by Insurer.
b.It is the intent of the parties that this Agreement provides for a death benefit only and provides Insured with no right to any policy cash value and no retirement or deferred compensation benefits or rights.
c.It is the intent of the parties that any of Insured’s rights to payment hereunder shall be funded solely from the Policy proceeds and Bank shall have no liability or obligation to Insured in the event of non-payment of Policy death proceeds or default of Insurer for any reason.
5.Reporting Requirements. The Bank will report on an annual basis to Insured the economic benefit of the death benefits under the Policy payable to the Insured’s beneficiary attributable to this Agreement on IRS Form W-2, or if applicable Form 1099, so that Insured can properly include said amount in his or her taxable income. Insured agrees to accurately report and pay all applicable taxes on such amount as income reportable hereunder to Insured. Insured acknowledges and understands that no “group term life” or similar income tax exclusion applies to benefits provided hereunder.
6.Policy Proceeds. Subject to Section 8, upon the death of Insured, the death proceeds of the Policy shall be divided in the following manner:
a.The Insured’s beneficiary(ies) designated in accordance with Section 3 shall be entitled to an amount equal to the Death Benefit as defined in Exhibit A attached to and made a part hereof.
b.The Bank shall be entitled to any death proceeds payable under the Policy remaining after payment to the Insured’s beneficiary(ies) under Section 6(a) above.
c.The Bank and Insured shall share in any interest due on the death proceeds of the Policy on a pro rata basis based upon the amount of proceeds due each party divided by the total amount of proceeds, excluding any such interest.
d.The Bank shall be entitled to a certified copy of the Insured’s death certificate prior to providing the Insurer the amount to be paid to the Insured’s beneficiary(ies) as set forth in this Section 6.
7.Cash Surrender Value of the Policy. The “Cash Surrender Value of the Policy” shall be equal to the cash value of the Policy at the time of the Insured’s death or upon surrender of the Policy, as applicable, less (i) any policy or premium loans or withdrawals or any other indebtedness secured by the Policy, and any unpaid interest thereon, previously incurred or made by the Bank, and (ii) any applicable surrender charges, as determined by the Insurer or agent servicing the Policy. The Bank shall at all times be entitled to 100% of the Cash Surrender Value of the Policy.
8.Termination of Agreement.
a.This Agreement shall terminate immediately upon the first to occur of the following:
i.the distribution of the death benefit proceeds in accordance with Section 6 above;

ii.the termination of Insured’s employment with the Bank for any reason other than death; or
iii.the surrender or termination of the Policy by the Bank.
b.Insured acknowledges and agrees that the termination of this Agreement pursuant to subsections (a)(ii) and (a)(iii) above shall terminate any rights of the Insured’s beneficiary(ies) to receive any death proceeds of the Policy under this Agreement, and such termination shall be without any liability of any nature to Bank.
9.Assignment. Insured shall not make any assignment of Insured’s rights, title or interest in or to the death proceeds of the Policy whatsoever without the prior written consent of the Bank (which may be withheld for any reason or no reason in its sole and absolute discretion) and acknowledgment by the Insurer.
10.Administration.
a.This Agreement shall be administered by the Board of Directors of the Bank (the “Board”).
b.As the administrator, the Board shall have the powers, duties and full discretionary authority to:
i.Construe and interpret the provisions of this Agreement;
ii.Adopt, amend or revoke rules and regulations for the administration of this Agreement, provided they are not inconsistent with the provisions of this Agreement;
iii.Provide appropriate parties with such returns, reports, descriptions and statements as may be required by law, within the times prescribed by law and to make them available to the Insured (or the Insured’s beneficiary) when required by law;
iv.Take such other action as may be reasonably required to administer this Agreement in accordance with its terms or as may be required by law;
v.Withhold applicable taxes and file with the Internal Revenue Service appropriate information returns with respect to any payments and/or benefits provided hereunder; and
vi.Appoint and retain such persons as may be necessary to carry out its duties as administrator.

c.The Board shall serve as the “named fiduciary,” as such term is defined in Section 402(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to this Agreement (the “Named Fiduciary”). The Named Fiduciary shall be responsible for the management, control and administration of the Policy’s death proceeds. The Named Fiduciary may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities. Upon the death of the Insured, the Named Fiduciary will contact the Insurer in order to complete a claim form and determine what other steps need to be taken. The Insurer will evaluate and make a decision as to payment. If the claim is eligible for payment under the Policy, a check will be issued to the Beneficiary. If the Insurer determines that a claim is not eligible for payment under the Policy, the Beneficiary may, in its sole discretion, contest such claim denial by contacting the Insurer in writing.
d.Any decision or action of the Board with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.
e.The Bank shall indemnify and hold harmless the members of the Board, and those to whom management and operation responsibilities of this Agreement have been delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Board or any of its members.
11.Claims Procedures.
a.For purposes of these claims procedures, the Board shall serve as the “Claims Administrator.”
b.If the Insured or any beneficiary of the Insured should have a claim for benefits hereunder he or she shall file such claim by notifying the Claims Administrator in writing. The Claims Administrator shall make all determinations as to the right of any person or persons to a benefit hereunder. Benefit claims shall be made by the Insured, his beneficiary or beneficiaries or a duly authorized representative thereof (the “claimant”).
c.If the claim is wholly or partially denied, the Claims Administrator shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Claims Administrator. Written notice of any extension of time shall be delivered or mailed within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the final decision.
d.The notice of adverse benefit determination shall (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such information is necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under ERISA in the event of an adverse determination on review.
e.If a claim is denied and a review is desired, the claimant shall notify the Claims Administrator in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim that the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits. The Claims Administrator shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
f.The Claims Administrator shall provide the claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all records and other information “relevant” to the claimant’s claim for benefits; and (iv) inform the claimant of the right to bring a civil action under the provisions of ERISA.
g.For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.
h.After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable. Notwithstanding the foregoing, no legal action may be commenced or maintained against the Bank, the Board, any member of the Board or the Claims Administrator more than ninety (90) days after the claimant has exhausted the administrative remedies set forth in this Section 11.
12.Confidentiality. Except to the extent disclosure of this Agreement is required by federal securities laws and regulations or other state or federal laws and regulations, Insured agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential, and Insured agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors, unless required to do so by a court of competent jurisdiction.
13.Other Agreements. The benefits provided for herein for Insured are supplemental life insurance benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Insured in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between the Bank and Insured, nor shall any provision or condition contained in this Agreement create specific rights of Insured or limit the right of the Bank to discharge Insured with or without cause. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Insured to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank’s compensation structure whether now or hereinafter existing.
14.Withholding. Notwithstanding any of the provisions hereof, the Bank may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.
15.Miscellaneous Provisions.
a.Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

b.Survival. The provisions of Sections 12 and 15 of this Agreement shall survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.
c.Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, banks, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.
d.Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
e.Governing Law. This Agreement is made in the State of Louisiana and shall be governed in all respects and construed in accordance with the laws of the State of Louisiana, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.
f.Binding Effect. This Agreement is binding upon the parties, their respective successors, permitted assigns, heirs and legal representatives. Without limiting the foregoing, the terms of this Agreement shall be binding upon Insured’s estate, administrators, personal representatives and heirs. This Agreement may be assigned by Bank to any party to which Bank assigns or transfers the Policy. This Agreement has been approved by the Bank’s Board of Directors and the Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Bank.
g.No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Insured, Insured’s designated beneficiary or any other person.

h.Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Insured or any beneficiary; nor shall the Insured or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Insured to Bank.
i.Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, relating to the subject matter hereof.
j.Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Insured, as applicable, at the address for such party set forth below or such other address designated by notice.
Bank:        Red River Bank
        1412 Centre Court, Suite 301
        Alexandria, Louisiana 71301
        Attention: General Counsel

Insured:        Isabel V. Carriere
            [Address]

k.Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.
l.Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
m.Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. Notwithstanding the foregoing, the Bank may amend, modify or terminate this Agreement (and may do so retroactively) without the consent and or approval of the Insured or any beneficiary of the Insured if such amendment, modification or termination is necessary to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”), or in order to avoid the application of any penalties that may be imposed upon the Insured and any beneficiary of the Insured pursuant to the provisions of Code Section 409A.
n.Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.
o.Purpose. The primary purpose of this Agreement is to provide certain death benefits to the Insured as a member of a select group of management or highly compensated employees of the Bank.
p.Compliance with Section 409A of the Code. This Agreement is intended to be exempt from the provisions of Section 409A of the Code and the rules and regulations promulgated thereunder. However, the Bank does not warrant to Insured that all amounts payable under this Agreement will be exempt from, or paid in compliance with, Section 409A. Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for his services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year set forth above.

Date: _____________________    Red River Bank

By: _____________________________
Andrew B. Cutrer
Its: Senior Vice President and Director of Human Resources

Date:	By: Andrew B. Cutrer Its: Senior Vice President and Director of Human Resources
Date: _______________________	Insured ________________________________ Isabel V. Carriere